UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2009

NorthWestern Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On April 23, 2009, NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”) issued a press release (the “Press Release”) discussing financial results for the three months ended March 31, 2009, and reaffirmed earnings guidance for 2009 in the range of $1.85 - $2.00 per fully diluted share. The Press Release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in this Current Report on Form 8-K provided under Item 2.02 and Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information provided under Item 2.02 in and Exhibit 99.1 to this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)On April 22, 2009, following approval by both the Company’s Human Resources Committee (which is comprised of three independent non-employee directors) and the Board of Directors of the Company, the Company adopted the NorthWestern Corporation 2009 Officers Deferred Compensation Plan (the “Plan”). The Plan is unfunded and is intended to meet the requirements for nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The Plan becomes effective on June 1, 2009 and is maintained primarily for the purpose of allowing certain Company executives to defer certain compensation. No new or additional compensation is provided by this Plan. The Company, through the Human Resources Committee, will administer the Plan.

Participation in the Plan is limited to any “Eligible Officer,” which is defined under the Plan to be any officer of the Company or an affiliate who qualifies as a top hat employee under U.S. Department of Labor guidelines. The Plan allows participants to defer (a) any long-term incentive performance cash or stock awards or regular taxable compensation which may be payable to a participant that the participant designates as a deferral on a deferral election form and (b) income taxes on such deferrals in compliance with Code Section 409A.

Under the Plan, the administrator establishes a deferred compensation account for each participant into which deferrals are credited and from which distributions and withdrawals are debited. A participant must designate on his or her deferral election form whether such deferrals will be irrevocably credited to his or her account in cash or deferred Company stock units or some combination of the two. With respect to deferrals credited in cash, the participant must designate one or more investment funds available for designation under the Plan as the measurement fund(s) for the purpose of calculating notional earnings, losses and other relevant amounts to be credited to or deducted from cash deferrals in his or her deferred compensation account. Each participant’s interest in deferred amounts will be 100% vested and non-forfeitable at all times.

Distributions under the Plan will be made in cash, except to the extent that a participant has elected to (i) defer compensation into deferred share units or (ii) defer compensation that would otherwise be payable in shares of Company common stock, in which case such distributions will be made in shares of Company common stock. In the event of an unforeseeable financial emergency, a participant may make a written request to the Plan administrator for a hardship withdrawal of all or a portion of the participant’s account. Otherwise, distributions are not permitted until there has been a separation of service, a change in control or termination of the Plan. In the event of a separation of service other than on account of death, the Plan permits participants to elect to receive either a single lump sum payment or equal annual installments over a period, not to exceed ten years, which election the participant must designate on his or her distribution election form. In the event of a participant’s death, a change of control, or the termination of the plan (under certain conditions), the participant (or his or her beneficiaries) will receive a single lump sum payment.

The Company may amend or terminate the Plan at any time.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 99.2 hereto and incorporated herein by reference.

Item 8.01	Other Information.

On April 23, 2009, the Company also announced in the Press Release that, at its annual meeting of stockholders held on April 22, 2009, NorthWestern’s stockholders:

•

Elected the following individuals to a one-year term on the Company’s Board of Directors (the “Board”): E. Linn Draper, Jr., Stephen P. Adik, Dorothy M. Bradley, Dana J. Dykhouse, Julia L. Johnson, Philip L. Maslowe, D. Louis Peoples and Robert C. Rowe;

•	Approved a proposal to create the NorthWestern Energy Employee Stock Purchase Plan; and
•	Ratified the Company’s independent registered public accounting firm for the year ending December 31, 2009.

In addition, on April 23, 2009, the Company announced in the Press Release that the Board declared a regular quarterly dividend of 33.5 cents per share of common stock payable on June 30, 2009, to common stockholders of record as of June 15, 2009.

Item 9.01	Financial Statements and Exhibits.
EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press Release dated April 23, 2009
99.2*	NorthWestern Corporation 2009 Officers Deferred Compensation Plan

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Miggie E. Cramblit
Miggie E. Cramblit
Vice President, General Counsel and Corporate Secretary

Date: April 23, 2009

Index to Exhibits

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press Release dated April 23, 2009
99.2*	NorthWestern Corporation 2009 Officers Deferred Compensation Plan

* filed herewith